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                                            Rule 424(b)(3) Prospectus
                                            Registration No. 333-22125

Prospectus Supplement No. 2
to Prospectus dated April 11, 1997



                           Penn Treaty American Corporation
             $74,750,000 6-1/4% Convertible Subordinated Notes Due 2003
                           2,628,340 shares of Common Stock



    This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997 (the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:



                                   Principal
                                    Amount
                                   of Notes                     Number of
                                 Beneficially                   Conversion
                                  Owned and      Percent of       Shares
                                   That May     Outstanding      That May
    Name(1)                        Be Sold          Notes       Be Sold(2)
-----------------------------    -----------    -----------     ----------


Baird, Patrick & Co., Inc. .....   $  500,000            *          17,580
Credit Suisse First Boston....         50,000            *           1,758

------------------
*   Less than 1%


(1) The information set forth herein is as of June 4, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.






               The date of this Prospectus Supplement is June 11, 1997